Interleukin Genetics Announces Completion of Interim Financing

    WALTHAM, Mass.--(BUSINESS WIRE)--Jan. 30, 2003--Interleukin Genetics, Inc. (OTCBB:ILGN) announced today that it has completed an additional $500,000 interim financing.
    This interim financing is in the form of a $500,000 promissory note issued by Interleukin and sold to a consumer products company. With this installment, Interleukin has received a total of $2.0 million from the same consumer products company. Interleukin now has sufficient cash to meet its operating requirements through February 2003.

    ABOUT INTERLEUKIN GENETICS

    Interleukin Genetics is a biotechnology company focused on inflammation. The company uses functional genomics to develop diagnostic, therapeutic and nutraceutical products based on the genetic variations in people to help prevent or treat diseases of inflammation. Interleukin's TARxGET (Translating Advanced Research in Genomics into more Effective Therapeutics) programs focus on the areas of cardiovascular disease, rheumatoid arthritis and osteoporosis and include the development of tests to assess a person's risk for heart disease and osteoporosis as well as a test to help doctors and patients choose the best course of therapy for rheumatoid arthritis. These products will improve patient care and produce better allocation of healthcare resources. In addition to its research partnerships with numerous academic centers in the U.S. and Europe, Interleukin's corporate collaborators include the leading healthcare organizations, Kaiser Permanente and UnitedHealth Group. For more information about Interleukin and its ongoing programs, please visit http://www.ilgenetics.com.

    Certain statements contained herein are "forward-looking" statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) including statements regarding the expectations about our future growth and operating results, our ability to develop and commercialize our products, entering into one or more strategic alliances on favorable terms with well-funded partner, the expected benefits from any such strategic alliance, the sufficiency of the proceeds from our interim financing to fund operations through February 2003, and our efforts to obtain additional financing through 2003. Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, our ability to complete one or more strategic alliances, raise necessary capital, complete clinical research and data analysis, meet expectations about operating through February 2003 with the proceeds from the interim financing, and meet clinical studies' endpoints, risk of market acceptance of our products, risk of technology and products obsolescence, delays in development of products, reliance on partners, competitive risks and those risks and uncertainties described in our Form 10-Q for the quarter ended September, 2002, as filed on November, 2002, and in other filings we have made with Securities and Exchange Commission. We disclaim any obligation to update these forward-looking statements.


    CONTACT: Interleukin Genetics, Inc.
             Fenel Eloi, 781/398-0700